Exhibit 23.3

CONSENT OF QUALIFIED PERSON

In connection with the Company's Current Report on Form 8-K dated July 7, 2025 and any amendments or supplements and/or exhibits thereto (the "Form 8-K"), the undersigned consents to:

•	the filing and use of the technical report summary titled "S-K 1300 Initial Assessment and Technical Report Summary for Richmond Hill Gold Project" (the "2025 Initial Assessment with Cash Flow") dated July 7, 2025 as an exhibit and referenced in the Form 8-K;
•	the incorporation by reference of the 2025 Initial Assessment with Gash Flow in the Registration Statements on Form S-3 (File Nos. 333-263883 and 333-266155) and Form S-8 (File Nos. 333-287606, 333-265399, and 333-267210) (collectively, the "Registration Statements");
•	the use of and references to the undersigned's name, including the undersigned's status as an expert or "qualified person" (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission) in connection with the 2025 Initial Assessment with Cash Flow, the Form 8-K and the Registration Statements; and
•	Any extracts or summaries of the 2025 Initial Assessment with Cash Flow included or incorporated by reference in the Form 8-K and the Registration Statements, and the use of any information derived, summarized, quoted or referenced from the 2025 Initial Assessment with Cash Flow, or portions thereof, that was prepared by the undersigned, that the undersigned supervised the preparation of and/or that was reviewed and approved by the undersigned, that is included or incorporated by reference in the Form 8-K and the Registration Statements.

The undersigned is the qualified person responsible for authoring, and this consent pertains to, Sections of the 2025 Initial Assessment with Cash Flow: Section 1.1-1.3, 1.5, 3-8, 9.1, 11, 20.

Dated July 7, 2025

For Independent Mining Consultants, Inc.

/s/ Michael G. Hester